EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT

Name	Incorporation	Doing Business as
Helen of Troy Limited	Barbados	Same Name
HOT International Marketing Limited	Barbados	Same Name
Helen of Troy do Brasil Ltda.	Brazil	Same Name
H.O.T. Cayman Holding	Cayman Islands	Same Name
Helen of Troy (Cayman) Limited	Cayman Islands	Same Name
Helen of Troy Chile, S.A.	Chile	Same Name
Helen of Troy Consulting (Shenzhen) Company Limited	China	Same Name
Helen of Troy Costa Rica, S.A.	Costa Rica	Same Name
Helen of Troy SARL	France	Same Name
Helen of Troy GmbH	Germany	Same Name
Asia Pacific Liaison Services Limited	Hong Kong	Same Name
Helen of Troy (Far East) Limited	Hong Kong	Same Name
Helen of Troy Manufacturing Limited	Hong Kong	Same Name
Helen of Troy Services Limited	Hong Kong	Same Name
Helen of Troy Szolgaltato KFT	Hungary	Same Name
HOT (Jamaica) Limited	Jamaica	Same Name
H.O.T. (Luxembourg) SARL	Luxembourg	Same Name
Helen of Troy Comercial Offshore de Macau Limitada	Macao	Same Name
Helen of Troy de Mexico S.de R.L. de C.V.	Mexico	Same Name
Helen of Troy Servicios S.de R.L. de C.V.	Mexico	Same Name
Helen of Troy Canada, Inc.	Nevada	Same Name
Helen of Troy Nevada Corporation	Nevada	Same Name
Helen of Troy, LLC	Nevada	Same Name
HOT Latin America, LLC	Nevada	Same Name
HOT Nevada Inc.	Nevada	Same Name
Idelle Management Company	Nevada	Same Name
OXO International Inc.	Nevada	Same Name
Karina, Inc.	New Jersey	Same Name
DCNL, Inc.	Texas	Same Name
Helen of Troy Texas Corporation	Texas	Same Name
Helen of Troy L.P.	Texas Limited Partnership	Same Name
Idelle Labs, Ltd.	Texas Limited Partnership	Same Name
OXO International Ltd.	Texas Limited Partnership	Same Name
Helen of Troy International B.V.	The Netherlands	Same Name
HOT (UK) Limited	United Kingdom	Same Name
Fontelux Trading, S.A.	Uruguay	Same Name
Helen of Troy Venezuela, S.A.	Venezuela	Same Name